Exhibit 99.1

Helen Darling joins Teladoc board of directors

Past president and CEO of National Business Group on Health will serve on

Teladoc, Inc.’s Quality of Care and Patient Safety Committee

LEWISVILLE, Texas (June 27, 2016) – Teladoc, Inc. (NYSE: TDOC), the nation’s leading provider of telehealth services, today announced that Helen Darling, past president and CEO of the National Business Group on Health (NBGH) and current interim president and CEO of the National Quality Forum, has joined its board of directors. Darling will serve on the board’s Quality of Care and Patient Safety Committee.

Ms. Darling, who has spent her career working to find practical solutions to address the mounting obstacles to affordable care, was named one of the “most powerful People in Healthcare” in the U.S. by Modern Healthcare five consecutive years from 2003-2007. For the past two decades, she has held various positions, including president and CEO with NBGH, a non-profit organization that promotes affordable, high quality health benefits, and represents large employers – including 300 of the Fortune 500 – on national health policy.

“As Teladoc continues to expand in participation and scope, Helen’s breadth and depth of experience – particularly in the areas of quality of care and affordable access – will be invaluable to our leadership team and a great asset to our clients and partners,” said Jason Gorevic, Teladoc chief executive officer. “Her contributions as a board member will further enhance Teladoc’s growing ability to break down the barriers to implementing telehealth and bridging the gap in health care access.”

Previously in her career, Ms. Darling directed the purchasing of health and disability benefits at Xerox Corporation for 55,000 U.S. employees. She also served as a principal at William W. Mercer and a practice leader at Watson Wyatt.

“I was attracted to Teladoc because, as the clear leader in its industry, it is a transformative force in the health care system,” said Ms. Darling. “I look forward to working with Teladoc, as finding ways to provide increased – and convenient – access to quality health care at a lower cost has never been more important.”

Ms. Darling serves on the Committee on Performance Measurement of the National Committee for Quality Assurance (NCQA), the Medical Advisory Panel of the Blue Cross Blue Shield Association’s Technology Evaluation Center (now the Center for Clinical Effectiveness), the Advisory Board for the Peter G. Peterson Foundation and the Board of the Reagan Udall Foundation for the FDA.

Ms. Darling holds a master’s degree in Demography and Sociology and a bachelor’s of science degree in History and English, cum laude, from the University of Memphis.

About Teladoc

Teladoc, Inc. (NYSE:TDOC) is the nation’s leading provider of telehealth services and a pioneering force in bringing the virtual care visit into the mainstream of today’s health care ecosystem. Serving some 6,000 clients — including health plans, health systems, employers and other organizations — more than 15 million members can use phone, mobile devices and secure online video to connect within minutes to Teladoc’s network of more than 3,000 board-certified, state-licensed physicians and behavioral health specialists, 24/7. With national coverage, a robust, scalable platform and a Lewisville, Texas-based member services center staffed by 400 employees, Teladoc offers the industry’s most comprehensive and complete telehealth solution including primary care, behavioral health care, dermatology, tobacco cessation and more. For additional information, please visit www.teladoc.com.

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